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                                                                    Exhibit 99.1

                               [LOGO]

                          COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                                   Howard B. Johnson, President
                                                   (203) 498-4210 phone



                          Vion Announces Initiation of
     Triapine'r' Clinical Studies Sponsored by the National Cancer Institute


NEW HAVEN, CT, January 20, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that clinical trials of its anticancer agent Triapine'r' have been initiated under its collaboration with the Cancer Therapy Evaluation Program of the National Cancer Institute (NCI).

The first trial to begin patient accrual is a multi-institutional Phase I study of the combination of Triapine'r' and fludarabine for the treatment of relapsed and refractory hematologic malignancies. Additional NCI-sponsored Phase I and Phase II clinical trials of Triapine'r' as a single agent or in combination with other anticancer agents are expected to commence in the next several months. As new trials begin enrollment, the clinical sites and investigators will be listed on NCI's www.cancer.gov website.

Dr. Mario Sznol, Vice President of Clinical Affairs, stated, "We are very pleased to be working with the NCI on additional clinical development of Triapine'r'. These clinical trials will be conducted by leading investigators and centers, and will explore novel approaches and provide important new information on the safety, biological effects, and potential activity of Triapine'r' in various settings."

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in clinical trials: Triapine'r', a potent inhibitor of a key step in DNA synthesis and CLORETAZINE'TM' (VNP40101M), a unique sulfonyl hydrazine DNA alkylating agent. Agents in preclinical studies include:
TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors and KS119, a hypoxia-selective compound from the sulfonyl hydrazine class. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. For additional information on Vion and its research and product development programs, visit the company's Internet website at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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